Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Axogen, Inc. on Form S-8 of our report dated February 26, 2018, relating to the consolidated financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting of Axogen, Inc. and Subsidiaries, included in the Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ LURIE, LLP

Minneapolis, Minnesota

March 20, 2019